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EXHIBIT 3.2.2


FILED # C346-96
APR 09 2001
IN THE OFFICE OF
/s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE


                                 CERTIFICATE OF

                               CHANGE IN STOCK OF

                              GENIUS PRODUCTS, INC.


         Genius Products, Inc., a corporation duly organized and existing under the laws of the State of Nevada, by its President and Secretary, does hereby certify as follows:

FIRST:   The name of this corporation is Genius Products, Inc. (the
         "Corporation").

SECOND: Pursuant to NRS Sections 78.207 and 78.209, a 1 to 4 reverse stock split (the "Reverse Stock Split") has been approved by the Board of Directors as follows:

         REVERSE SPLIT: Effective as of the close of business April 10, 2001, each authorized share of the Corporation's common stock, par value $.001 per share (the "Common Stock") shall be converted to .25 shares of Common Stock. The Reverse Stock Split pertains to every person or entity having a direct, indirect or beneficial interest in Common Stock on said date and the shares of Common Stock applicable to such persons and entities. The Reverse Stock Split shall change the number of common shares authorized from 25,000,000 shares of Common Stock to 6,250,000 shares of Common Stock. The 1 to 4 Reverse Stock Split shall be implemented by stockholders forwarding certificates evidencing Common Stock issued prior to April 11, 2001, to the Corporation's transfer agent, which transfer agent shall then issue new certificates evidencing post-split shares. Fractional shares shall be rounded up to the nearest whole share pursuant to NRS Section 78.205. Certificates issued prior to April 11, 2001, that are not forwarded to the transfer agent as explained shall be deemed to represent post-split shares in the amount of one fourth (1/4) the number represented on such certificates.

THIRD: No shareholder approval was required for the Reverse Stock Split pursuant to NRS Section 78.207.

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         IN WITNESS WHEREOF, the said Corporation, has caused its corporate name to be subscribed by its Chief Executive Officer and by its Secretary, who hereby verify that the statements contained in the foregoing Certificate of Change of Stock are true and correct to the best of their knowledge and belief this 26th day of March, 2001.

                                                     Genius Products, Inc.


                                                     /S/ KLAUS MOELLER
                                                     ---------------------------
                                                     Klaus Moeller,
                                                     Chief Executive Officer


                                                     /s/ [illegible]
                                                     ---------------------------
                                                     ________________, Secretary




STATE OF CALIFORNIA              )
                                 )    ss.
COUNTY OF SAN DIEGO              )

                                 LINDA A. WATTS
                                 Notary Public

On March 26, 2001 before me, _________________________________, a Notary Public
in and for said County and State, personally appeared /s/ Klaus Moeller personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Linda A. Watts                              [Seal of Linda A. Watts]
-----------------------------------------
Notary Public in and for Said State